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Exhibit 5.1

October 23, 2020

Board of Directors

Shore Bancshares, Inc.

18 E. Dover St.

Easton, Maryland 21601

Re:	Registration Statement on Form S-4 of Shore Bancshares, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Shore Bancshares, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Securities Act”), of the registration statement on Form S-4 (the “Registration Statement”) that was filed by the Company with the Commission. The Registration Statement relates to the offering by the Company of up to $25,000,000 in aggregate principal amount of the Company’s 5.375% Fixed to Floating Rated Subordinated Notes due 2030 (the “New Notes”) in exchange for a like principal amount of the Company’s outstanding unregistered 5.375% Fixed to Floating Rated Subordinated Notes due 2030 (the “Old Notes”). The New Notes will be issued pursuant to the Indenture, dated as of August 25, 2020 (the “Indenture”), between the Company and UMB Bank, National Association, as trustee (the “Trustee”) as contemplated by the Registration Rights Agreements, dated as of August 25, 2020, among the Company and the purchasers of the Old Notes (the “Registration Rights Agreements”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and all exhibits thereto; (ii) the Amended and Restated Articles of Incorporation, as amended, of the Company as presently in effect; (iii) the Amended and Restated Bylaws, as amended, of the Company as presently in effect; (iv) the Old Notes; (v) the New Notes; (vi) the Indenture; (vii) the Registration Rights Agreements; (viii) resolutions adopted by the Board of Directors of the Company relating to the authorization for the Registration Statement and issuance of the New Notes and other related matters; and (ix) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the persons executing the documents we have examined have the legal capacity to execute such documents; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement and other records, documents, instruments and certificates we have reviewed; and (v) all New Notes will be issued in the manner stated in the Registration Rights Agreements and the Registration Statement. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and others.

Atlanta | Austin | Boston | Charlotte | Chicago | Dallas | Denver | Fort Lauderdale | Houston | Jacksonville | Lakeland
Los Angeles | Miami | New York | Orlando | Philadelphia | Portland | San Francisco | Stamford | Tallahassee | Tampa
Tysons | Washington, D.C. | West Palm Beach

October 23, 2020

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the New Notes (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreements, the Registration Statement, the Indenture, the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion is limited in all respects to the laws of the State of Maryland and the laws of the State of New York and we express no opinion as to federal law, including the federal securities laws, state securities (or “blue sky” laws) or the laws of any other jurisdiction. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments and supplements thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP